Exhibit 99

CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738 thomas_e_kline@whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@whirlpool.com

WHIRLPOOL CORPORATION REPORTS STRONG

FIRST-QUARTER SALES AND EARNINGS;

North American and European Operations Drive Improvement

BENTON HARBOR, Mich., April 21, 2004—Whirlpool Corporation (NYSE:WHR) today announced first-quarter 2004 net earnings of $101 million, or $1.43 per diluted share, compared to $91 million, or $1.32 per diluted share, in the same period last year.

First-quarter net sales of $3 billion increased 10.7 percent from the same period last year. Excluding currency translations, net sales increased approximately 5 percent.

“The company’s solid results were driven by the strong performance of our North American and European operations,” said David R. Whitwam, Whirlpool Corporation’s chairman and chief executive officer. “Record sales, unit shipments and significant profit improvement from these two regions underscore the strength and momentum of our global business. These results were tempered by rising raw material costs worldwide, as well as the negative effects of currency in Latin America.”

First-Quarter Highlights

•	Net earnings of $1.43 per diluted share increased 8.3 percent from the prior-year period.

•	Sales and unit shipments were first-quarter records for the company.

•	Free cash flow improved $104 million compared to the prior-year period. Free cash flow is cash from operations after proceeds from the sale of fixed assets, dividends and capital expenditures.

•	The effects of currency reduced earnings by approximately $0.20 per share, with the largest impact in Latin America.

•	The company announced plans to build a new built-in cooking appliance production platform at its facility in Wroclaw, Poland, with initial production volume anticipated for 2005. Whirlpool’s Wroclaw facility is part of the company’s global manufacturing network that produces a wide range of branded appliances in cost-competitive locations for regional and global markets.

•	In March, Whirlpool extended its relationship with Habitat for Humanity International by committing to support the construction of Habitat-built homes in Europe. Since 1999, Whirlpool has donated approximately 40,000 appliances to Habitat as part of the company’s $25 million commitment to the organization’s effort to provide adequate housing to families in need. With this latest commitment, Whirlpool now donates a refrigerator and range to every Habitat for Humanity home built in North America and Europe.

•	Whirlpool brand announced its sponsorship of the 2004 Reba McEntire concert tour to benefit Habitat for Humanity International. The concert tour will begin June 4 in Connecticut and visit more than two dozen cities across the U.S. to raise awareness and support for Habitat for Humanity.

Global Innovation

During the quarter, Whirlpool continued to leverage the company’s unique innovation process to accelerate the development and introduction of innovative products and services for customers worldwide. Here is a summary of first-quarter developments:

•	Currently, more than 500 active projects are in the company’s innovation pipeline with 85 projects in the later stages of commercialization. Many of these innovations will be launched throughout 2004. Whirlpool’s innovation process involves employees from around the world who provide a diversity of ideas and creativity necessary to develop branded products that are valued by customers.

•	Average sales values of Whirlpool products again increased during the first quarter due to consumer demand for its higher-margin innovations, many of which were on display at key trade shows and events in the United States, Europe and Brazil.

•	Kitchen and International Bath Show, Chicago: The KitchenAid brand introduced the Ensemble clothes washer and dryer to KitchenAid brand enthusiasts. The professional-quality fabric care pair extends KitchenAid’s position in the home, complements the classic look, feel and performance of all KitchenAid products and leverages the company’s unique global capabilities in design, manufacturing and distribution.

•	International Builder’s Show, Las Vegas: The company’s Gladiator GarageWorks demonstrates how dramatically a system of modular storage units and specially constructed appliances—like the new Freezerator™ refrigerator designed for temperature extremes—can transform the garage. Likewise, innovative fabric care products from Whirlpool brand hidden smartly within cabinets and counters turn the traditional laundry room into an inviting family space. These and other innovative branded products are fueling Whirlpool’s growth within the U.S. builder channel.

•	Whirlpool Europe’s trade show event, Cannes: The company welcomed more than 2,000 retail trade partners and media from throughout Europe to Cannes for the unveiling of Whirlpool’s concept kitchens of the future, as well as its latest product innovations for consumers, which includes the new Whirlpool brand Progressive line of kitchen appliances. Whirlpool Europe’s emphasis on design and style has helped make Whirlpool brand the No. 1 appliance brand in the region.

•	Whirlpool Latin America trade and press event, Sao Paulo: At a major event attended by more than 600 retail trade partners from Brazil, Argentina and Chile, the company introduced Maestro, its latest global refrigeration innovation with a unique “V” design style. Maestro is easily customized to meet the unique needs of consumers in different countries. Introduced initially to Brazil’s domestic market, the versatile new product will roll out to each of the company’s global markets later this year.

First-Quarter Region Review

Whirlpool North America’s sales of $1.89 billion increased 5.4 percent from the prior-year period. U.S. industry demand was strong during the quarter. Within this environment, sales, unit shipments, operating profit and cash flow were first-quarter records for the operation. Operating profit increased 17.7 percent, driven in part by effective brand and product mix management, as well as productivity gains.

The improvement was also reflected in double-digit revenue increases in Whirlpool brand and KitchenAid brand products, as well as the company’s home builder business.

U.S. industry unit shipments of major appliances (T7) increased 7.6 percent from the prior-year period. Based on current economic conditions, the company now expects full-year U.S. industry shipments to increase 4 percent from last year’s level.

Whirlpool Europe’s sales of $680 million increased 20.5 percent from the prior-year period. Excluding currency translations, sales increased approximately 5 percent. Continued consumer demand for Whirlpool innovation and the company’s continued emphasis on product and brand mix management helped drive a 51-percent increase in operating profit. Growth of the company’s built-in appliance business, expansion of the Whirlpool brand, as well as significant cost savings from productivity gains contributed to the profit improvement as well.

First-quarter industry unit shipments increased 3 percent from the prior-year period. Based on current economic conditions, the company expects full-year industry shipments to increase approximately 3 percent.

Whirlpool Latin America’s sales of $382 million increased 24.7 percent from the prior-year period. Excluding currency translations, sales increased approximately 11 percent. Operating profit declined 18 percent due entirely to the negative effects of currency on exports. Absent the effects of currency, operating profit would have increased by approximately 50 percent. Beginning in the second quarter, the company anticipates a return to more favorable currency comparisons on a year-over-year basis. The company also expects that the Brazilian economic environment will gradually improve as interest rates continue to decline.

First-quarter industry unit shipments in Brazil increased approximately 16 percent from the prior-year period. Based on current economic conditions, the company now expects full-year industry unit shipments to increase approximately 8-12 percent from last year’s level.

Whirlpool Asia’s sales of $88 million declined 5.1 percent from the prior-year period. Excluding currency translations, sales declined approximately 11 percent. During the quarter, the company adopted a new trade management strategy, which included new trade terms, and increased its operating reserves primarily for higher levels of bad debt. These actions resulted in an operating loss. The company expects to complete and begin realizing improved profit performance from the new trade strategy starting in the second quarter.

Based on current economic conditions, the company continues to expect full-year industry shipments to increase by 5-to-8 percent.

Outlook

“Our operations will continue the rapid rate of new innovation introductions to customers worldwide as we continue to fully leverage our global operating platform,” said Whitwam. “We also expect to drive improved results through effective brand and product mix management and increasingly higher levels of productivity.”

“For the remainder of 2004,” Whitwam added, “U.S. industry demand should be moderately better than our previous forecast. Pressures from raw material costs and the Brazilian economy will continue, though we expect to see some improvement in both areas as the year progresses. Based on these factors and our current view of market conditions worldwide, we continue to anticipate full-year earnings for 2004 in the range of $6.20 to $6.35 per share.”

Additional operating segment information is available in the “Investors” section of www.whirlpoolcorp.com. At 9:30 a.m. (EDT) Wednesday, April 21, 2004, the company will be hosting a conference call, which can be heard by visiting www.whirlpoolcorp.com and clicking on the “Investors” button and then the “Conference Call Audio” menu item.

*T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $12 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2004 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

# # #

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31

(millions of dollars except per share data)

	Three Months Ended
	2004	2003
Net sales	$3,007	$2,716
EXPENSES:
Cost of products sold	2,320	2,094
Selling, general and administrative	483	433
Restructuring costs	1	—

	2,804	2,527

OPERATING PROFIT	203	189

OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	(6)	(9)
Interest expense	(33)	(35)

EARNINGS BEFORE INCOME TAXES AND OTHER ITEMS	164	145
Income taxes	61	52

EARNINGS BEFORE EQUITY EARNINGS AND MINORITY INTERESTS	103	93
Equity in loss of affiliated companies	(3)	—
Minority interests	1	(2)

NET EARNINGS	$101	$91

Per share of common stock:
Basic net earnings	$1.47	$1.33

Diluted net earnings	$1.43	$1.32

Dividends declared	$.43	$.34

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(millions of dollars)

	(Unaudited)
	March 31 2004	December 31 2003
ASSETS

CURRENT ASSETS
Cash and equivalents	$188	$249
Trade receivables, less allowances (2004: $112; 2003: $113)	1,866	1,913
Inventories	1,506	1,340
Prepaid expenses	67	62
Deferred income taxes	121	129
Other current assets	186	172

Total Current Assets	3,934	3,865

OTHER ASSETS
Investment in affiliated companies	12	11
Goodwill, net	165	165
Other intangibles, net	110	85
Deferred income taxes	290	268
Prepaid pension costs	357	357
Other assets	166	154

	1,100	1,040

PROPERTY, PLANT AND EQUIPMENT
Land	82	84
Buildings	988	1,004
Machinery and equipment	5,383	5,391
Accumulated depreciation	(4,089)	(4,023)

	2,364	2,456

Total Assets	$7,398	$7,361

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable	$452	$260
Accounts payable	1,846	1,944
Employee compensation	248	303
Deferred income taxes	53	48
Accrued expenses	604	701
Restructuring costs	39	45
Other current liabilities	282	269
Current maturities of long-term debt	10	19

Total Current Liabilities	3,534	3,589

OTHER LIABILITIES
Deferred income taxes	225	236
Pension benefits	364	298
Postemployment benefits	487	489
Product warranty	53	53
Other liabilities	192	198
Long-term debt	1,125	1,134

	2,446	2,408

MINORITY INTERESTS	62	63

STOCKHOLDERS’ EQUITY
Common stock, $1 par value:	90	88
Shares authorized- 250 million
Shares issued- 90 million (2004); 89 million (2003)
Shares outstanding- 69 million (2004); 69 million (2003)
Paid-in capital	718	659
Retained earnings	2,377	2,276
Accumulated other comprehensive income (loss)	(789)	(757)
Treasury stock - 21 million (2004); 20 million (2003)	(1,040)	(965)

Total Stockholders’ Equity	1,356	1,301

Total Liabilities and Stockholders’ Equity	$7,398	$7,361

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31

(millions of dollars)

	2004	2003
OPERATING ACTIVITIES
Net earnings	$101	$91
Adjustments to reconcile net earnings to net cash flows used in operating activities:
(Gain) loss on disposition of assets	(1)	—
Depreciation and amortization	112	108
Changes in assets and liabilities:
Trade receivables	30	(14)
Inventories	(175)	(199)
Accounts payable	(81)	(60)
Restructuring charges, net of cash paid	(5)	(23)
Taxes deferred and payable, net	44	(26)
Accrued pension	15	14
Other - net	(181)	(127)

Cash Used In Operating Activities	$(141)	$(236)

INVESTING ACTIVITIES
Capital expenditures	$(54)	$(58)
Proceeds from sale of assets	19	7

Cash Used In Investing Activities	$(35)	$(51)

FINANCING ACTIVITIES
Net proceeds of short-term borrowings	$199	$477
Proceeds of long-term debt	—	8
Repayments of long-term debt	(9)	(206)
Dividends paid	(30)	(23)
Purchase of treasury stock	(75)	—
Common stock issued under stock plans	51	—
Other	(19)	(6)

Cash Provided By Financing Activities	$117	$250

Effect of Exchange Rate Changes on Cash and Equivalents	$(2)	$2

Decrease in Cash and Equivalents	$(61)	$(35)
Cash and Equivalents at Beginning of Period	249	192

Cash and Equivalents at End of Period	$188	$157